UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

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(Amendment No. )

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BIRNER DENTAL MANAGEMENT SERVICES, INC.
(Name of Registrant as Specified in Its Charter)

DIGIRAD CORPORATION MARK A. BIRNER, DDS LEE SCHLESSMAN ELIZABETH GENTY GREGORY G. FULTON JOHN M. CLIMACO JAMES C. ELBAOR CHARLES M. GILLMAN BARRY A. IGDALOFF LEE D. KEDDIE BENJAMIN E. LARGE
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Digirad Corporation, Mark A. Birner, DDS, Lee Schlessman, Elizabeth Genty and Gregory G. Fulton (collectively, the “Concerned Shareholders of BDMS”), intend to file a preliminary proxy statement and accompanying proxy card with the Securities and Exchange Commission to be used to solicit votes for the approval of certain proposals and for the election of their highly-qualified director nominees to the Board of Directors of Birner Dental Management Services, Inc., a Colorado corporation (the “Company” or “BDMS”), at the Company’s upcoming 2017 annual meeting of shareholders, or any other meeting of shareholders held in lieu thereof, and any adjournments, postponements, reschedulings or continuations thereof.

On April 5, 2017, the Concerned Shareholders of BDMS issued the following press release:

Concerned Shareholders of Birner Dental Management Services Announce Submission of Certain Proposals to Expand the Board and Nomination of Alternative Director Slate

April 5, 2017

DENVER, Colo. - Concerned Shareholders of Birner Dental Management Services (“Concerned Shareholders of BDMS”) announced today that a nomination letter for an alternative slate of company directors at dental franchise Birner Dental Management Services, Inc. (“BDMS” or the “Company”) has been delivered to the Secretary of BDMS in connection with BDMS’ 2017 Annual Meeting of Shareholders. The Board of Directors of the Company (the “Board”) has been put on notice that shareholders will have a chance to choose between a board slate selected by the incumbents and an “Alternative Board Slate.”

In the nomination letter, the Concerned Shareholders of BDMS (i) submitted certain proposals, the ultimate effect of which is to expand the size of the Board from five members to ten members and (ii) nominated one nominee to replace the one incumbent director whose term expires at the Annual Meeting, and also nominated five additional nominees to fill the vacancies created by the expansion of the Board. As such, the incumbent Board has been put on notice that shareholders will soon have a chance to choose between continuing with the failing status quo or taking action to reconstitute the Board with an alternative group of highly-qualified nominees identified by the Concerned Shareholders of BDMS, who are committed to improving the Company’s performance and returning value to its shareholders.

Additionally, Concerned Shareholders of BDMS issued the following statement:

In late March, 2017 the incumbent Board of BDMS announced the Company’s 2016 year-end and fourth quarter financial results to shareholders. These financial results may have been disappointing to BDMS shareholders. To give disappointed BDMS shareholders a choice between continuing with the status quo under the stewardship of the incumbent Board or electing a new majority of directors to the Board, we have formed a group called the “Concerned Shareholders of BDMS” and have delivered a nomination letter to the Company to expand the size of the Board from five to ten members and to nominate a total of six new directors (collectively, the “Alternative Board Slate”).

Shareholders will have the chance to carefully evaluate all aspects of our proposals to expand the Board and the qualifications of the Alternative Board Slate to decide if our highly-qualified nominees deserve to be elected to the Board. All material facts about the Alternative Board Slate will be included in a proxy statement to be filed by us with the Securities and Exchange Commission (“SEC”) and mailed out to the shareholders of BDMS. No shareholder should make up his or her mind until he or she carefully reads our proxy statement.

The Alternative Board Slate includes experienced public company board directors who have successfully turned around other struggling publicly-traded companies, including Digirad Corporation (“Digirad”). After a number of years of poor financial performance,, the majority of Digirad's board of directors was reconstituted through the actions of a shareholder activist and after such change Digirad’s financial performance improved dramatically and its stock more than doubled. While no two companies are identical, we believe shareholders of BDMS should look favorably upon directors who have a proven track record of taking other companies from massive losses to profitability. If a director was successful in taking another publicly-traded company from losses to profits, that person may well be able to do the same for BDMS.

We believe in the Company, and we feel that the “Perfect Teeth” name is synonymous with quality and comprehensive dentistry. The Company’s dental facilities are state-of-the-art and its people care deeply about making sure that each patient gets the best possible outcome. We believe the Company currently has a very strong group of doctors, hygienists and employees, and we thank them for their efforts. Our disagreement is only with the incumbent Board.

The Company’s persistent poor financial performance is indicative of a need to make significant changes to the Board, for example:

1.	BDMS has been delisted from the NASDAQ stock exchange because shareholder equity fell below the minimum threshold for listing;

2.	BDMS terminated its dividends for shareholders on December 15, 2015, due to a significant increase in debt; and

3.	BDMS’ most recent performance report showed EBITDA down an astounding 43% in 4Q2016 vs. 4Q2015.

We urge each loyal, long-term shareholder of BDMS to evaluate the Company’s most recent year-end and fourth quarter financial results, as well as the Company’s recently-filed Annual Report on Form 10-K and its proxy statement, when the proxy statement is filed. In addition to being a destruction of shareholder value, we also believe these weak financial results have been demoralizing to the Company’s loyal and hard-working employees. We fear that BDMS will not be able to retain its best employees unless a new high-quality Board majority is elected who will work tirelessly to return the Company to profitability and maximize shareholder value. We believe that at one point in the past BDMS was one of the “Best in the Industry” and we strongly believe that a new majority on the Board can once again guide the Company back to such an esteemed level.

If the incumbent Board takes any defensive action to silence shareholders, such as delaying the shareholder vote, changing the composition of the Board or implementing golden parachutes, we believe the Colorado courts may conclude that the incumbent Board has put their own selfish interests ahead of the interests of all shareholders. In such an instance, the Colorado courts may conclude that the incumbent Board has acted out of a desire to enrich themselves rather than a desire to help shareholders. Such actions by the members of the incumbent Board may constitute gross violations of their fiduciary duties to shareholders.

We urge the members of the incumbent Board to NOT commit gross violations of their duties and to allow a free and fair election to proceed as quickly as possible. Shareholders’ voices deserve to be heard.

We wish the members of the incumbent Board no ill will, and we very much hope and expect they will act in a professional and fair manner to allow an election to proceed. Make no mistake, though: the members of the incumbent Board have an absolute obligation to allow shareholders a free and fair election and they should not give in to the temptation to entrench themselves at shareholders’ expense.

All inquiries related to the Concerned Shareholders of BDMS and the Alternative Board Slate should be directed to John Grau, President of InvestorCom at (203) 972-9300. Mr. Grau has extensive experience soliciting proxies in other competitive elections.

Please note that the Concerned Shareholders of BDMS are very hard at work preparing a highly detailed proxy statement and a comprehensive investor presentation, which will detail the myriad of misguided decisions made by the incumbent Board. The Concerned Shareholders of BDMS are not allowed to solicit shareholder votes until we file our definitive proxy statement with the SEC and we encourage all shareholders to thoroughly read such proxy statement when it is filed. Until such time as our definitive proxy statement is filed, all shareholders are encouraged to call Mr. Grau but calls will be only informational in nature. After the definitive proxy statement is filed such calls can and will involve Mr. Grau soliciting shareholder votes.

The Concerned Shareholders of BDMS is composed of Digirad Corporation (a Delaware corporation), Mark A. Birner, DDS, Elizabeth Genty, Lee Schlessman, and Gregory G. Fulton, who collectively own in the aggregate, approximately 31.1% of the outstanding shares of BDMS’ common stock.

Contact

John Grau

InvestorCom

(203) 972-9300

CERTAIN INFORMATION CONCERNING THE PARTICIPANTS

The Concerned Shareholders of BDMS intend to make a preliminary filing with the Securities and Exchange Commission (the “SEC”) of a proxy statement and an accompanying proxy card to be used to solicit votes for the approval of their proposals and for the election of their director nominees at the 2017 Annual Meeting of Shareholders (the “Annual Meeting”) of Birner Dental Management Services, Inc., a Colorado corporation (“BDMS” or the “Company”).

The participants in the proxy solicitation are: Digirad Corporation, Mark A. Birner, DDS, Lee Schlessman, Elizabeth Genty, Gregory G. Fulton, John M. Climaco, James C. Elbaor, Charles M. Gillman, Barry A. Igdaloff, Lee D. Keddie, and Benjamin E. Large. By virtue of their respective positions with Digirad, the directors and named executive officers of Digirad may also be deemed to be “participants” in the solicitation. Information about the participants in the solicitation will be included in the definitive proxy statement filed by the Concerned Shareholders of BDMS with respect to the Company’s Annual Meeting. Information about Digirad’s directors and named executive officers is also available in Digirad’s proxy statement, filed with the SEC on March 22, 2017, in connection with Digirad’s 2017 annual meeting of stockholders.

THE CONCERNED SHAREHOLDERS OF BDMS STRONGLY ADVISE ALL SHAREHOLDERS OF THE COMPANY TO READ THE DEFINITIVE PROXY STATEMENT AND OTHER PROXY MATERIALS AS THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION, INCLUDING INFORMATION RELATING TO THE PARTICIPANTS IN THE PROXY SOLICITATION. SUCH PROXY MATERIALS WILL BE AVAILABLE AT NO CHARGE ON THE SEC’S WEB SITE AT HTTP://WWW.SEC.GOV. IN ADDITION, THE PARTICIPANTS IN THE PROXY SOLICITATION WILL PROVIDE COPIES OF THE DEFINITIVE PROXY STATEMENT WITHOUT CHARGE, WHEN AVAILABLE, UPON REQUEST. REQUESTS FOR COPIES SHOULD BE DIRECTED TO THE PARTICIPANTS’ PROXY SOLICITOR.

As of the date hereof, Digirad beneficially owns 1,000 shares of common stock of the Company (“Common Stock”), Mark A. Birner beneficially owns 388,956 shares of Common Stock, Lee Schlessman beneficially owns 104,026 shares of Common Stock, Elizabeth Genty beneficially owns 73,952 shares of Common Stock and Gregory G. Fulton beneficially owns 11,000 shares of Common Stock. The shares beneficially owned by Mr. Schlessman as set forth herein are owned as follows: (i) 94,864 shares owned directly by the Lee E. Schlessman Trust DTD 1/24/83, of which Mr. Schlessman is a trustee and (iii) 9,162 shares owned directly by the Delores J. Schlessman Trust DTD 1/24/83, of which Mr. Schlessman is a trustee. Excluded from Mr. Schlessman’s beneficial ownership as set forth herein are 3,737 shares of Common Stock owned by Mr. Schlessman’s sister through a trust and 81,044 shares of Common Stock owned in the aggregate by Mr. Schlessman’s children both directly and indirectly through certain trusts. Of the shares beneficially owned by Mr. Fulton as set forth herein, 3,000 shares of Common Stock are owned by Mr. Fulton (through his IRA) and 8,000 shares of Common Stock are owned by The Ann M. Fulton Living Trust, a trust established for Mr. Fulton’s spouse. As of the date hereof, none of other participants in the solicitation beneficially own any shares of Common Stock. Each of the foregoing disclaims beneficial ownership with respect to the securities of the Company reported owned herein except to the extent of his, her or its pecuniary interest therein.